Exhibit 99.1

1299 Ocean Avenue, Suite 1000 Santa Monica, California 90401

FOR IMMEDIATE RELEASE
Stuart McElhinney, Vice President - Investor Relations
310.255.7751 smcelhinney@douglasemmett.com

Douglas Emmett
Announces Promotion of Peter Seymour to CFO

SANTA MONICA, California-February 28, 2019-Douglas Emmett, Inc. (NYSE: DEI), a real estate investment trust (REIT), announced today that Peter Seymour is replacing Mona Gisler as the Chief Financial Officer of Douglas Emmett, Inc.  Ms. Gisler will continue to serve as Douglas Emmett’s Chief Accounting Officer. Ms. Gisler requested the change to allow more flexibility for her family and philanthropic commitments.

“Having been our Chief Strategic Officer for almost two years, Peter is very familiar with our business and our financial reporting,” commented Jordan Kaplan, Douglas Emmett’s Chief Executive Officer. “With his knowledge and experience, and Mona continuing as our CAO, our finance and accounting team will not miss a beat.”

Mr. Seymour, 50, joined Douglas Emmett in 2017 as its Chief Strategic Officer.  Before joining Douglas Emmett, Mr. Seymour spent 20 years at The Walt Disney Company, where he had served as Executive Vice President and Chief Financial Officer of the Disney-ABC Television Group. Mr. Seymour holds a Bachelor of Arts degree from Stanford University and an M.B.A. from Stanford Graduate School of Business.

About Douglas Emmett, Inc.
Douglas Emmett, Inc. (DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in the premier coastal submarkets of Los Angeles and Honolulu.  Douglas Emmett focuses on owning and acquiring a substantial share of top-tier office properties and premier multifamily communities in neighborhoods that possess significant supply constraints, high-end executive housing and key lifestyle amenities.  For more information about Douglas Emmett, please visit our website at www.douglasemmett.com.

Safe Harbor Statement
Except for the historical facts, the statements in this press release regarding Douglas Emmett’s business activities are forward-looking statements based on the beliefs of, assumptions made by, and information currently available to us about known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences may be material. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. For a discussion of some of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.